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FORM 4
/ / Check this box if no longer             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
subject to Section 16.  Form 4                           Washington, D.C. 20549                           OMB Number:      3235-0287
or Form 5 obligations may                                                                                 Expires:  January 31, 2005
continue. See Instruction 1(b).                                                                          Estimated average burden
                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                hours per response ... 0.5


                                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(h) of the Investment Company Act of 1940
(Print or type Responses)
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1. Name and Address of   2. Issuer Name and Ticker or Trading Symbol            6.  Relationship of Reporting Person(s) to Issuer
   Reporting Person*                                                                    (Check all applicable)

John C. Garrison            Quest Resource Corporation (QRCP)                       _X_ Director       __  10% Owner
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(Last) (First) (Middle)   3. I.R.S. Identification 4. Statement for                 __  Officer        __ Other
                             Number of Reporting      Month/Day/Year                    (give title       (specify below)
                             Person, if an entity                                        below)
                             (voluntary)
7211 High Drive                                       11/08/02                                  ___________________
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        (Street)                                  5. If Amendment, Date         7. Individual or Joint/Group Filing
                                                     of Original                   (Check Applicable Line)
                                                     (Month/Day/Year)              _X_ Form filed by One Reporting Person
                                                                                   ___ Form filed by More than One
Prairie Village, KS  66208                                                             Reporting Person
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(City)    (State)   (Zip)       Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security   2. Trans-    2A. Deemed      3. Trans-    4. Securities      5. Amount of     6. Ownership   7. Nature
   (Instr. 3)             action        Execution      action       Acquired (A)       Securities       Form:          of Indirect
                          date:         Date, if       Code         or Disposed        Beneficially     Direct         Beneficial
                                        any            (Instr.8)    of (D)(Instr.      Owned Follow-    (D) or         Ownership
                                                                    3, 4 and 5)        ing Reported     Indirect       (Instr. 4)
                                                     -------------------------------   Transaction(s)   (I)
                          (Month/       (Month/                            (A)                          (Instr. 4)
                           Day/          Day/                               or         (Instr. 3
                           Year)         Year)        Code   V     Amount  (D) Price    and 4)
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Common Stock              11/08/02                     A           20,000  A           65,372           D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                               Persons who respond to the collection of information           (Over)
                                                               contained in this form are not required               SEC 1474 (9-02)
                                                               to respond unless the form displays a currently
                                                               valid OMB control number.
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FORM 4 (continued)                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)

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
1.Title    2.Conver-  3.Trans-  3A.Deemed  4.Trans- 5.Number    6.Date Exer- 7.Title and   8.Price   9.Number  10.Owner-   11.Nature
  of Deriv-  sion or    action     Execu-    action   of Deriv-   ciseable     Amount of     of        of         ship        of In-
  ative      Exercise   Date       tion      Code     ative       and Expir-   Underlying    Deriv-    Deriv-     Form of     direct
  Securi-    Price of              Date,     (Inst.   Securi-     ation Date   Securities    ative     ative      Deriv-      Bene-
  ty         Deriv-     (Month/    if any     8)      ties        (Month/      (Instr. 3     Secur-    Securi-    ative       ficial
  (Instr.    ative       Day/                         Acquired    Day/Year)     and 4)       ity       ties       Security:   Owner-
   3)        Security    Year)     (Month/            (A) or                                 (Instr.   Benefi-    Direct      ship
                                    Day/              Disposed                                5)       cially     (D) or      (Inst.
                                    Year)             of (D)                                           Owned      Indirect    4)
                                                      (Instr.                                          Follow-    (I)
                                                      3, 4,     -----------------------------          ing        (Instr.
                                                      and 5)                           Amt or          Reported    4)
                                                                 Date    Expira- Title Number          Trans-
                                            ------------------   Exer-   tion          of              action(s)
                                            Code  V   (A)  (D)   cisable Date          Shares          (Instr. 4)
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Option to                                                                                               75,000     D
Purchase
Common
Stock
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                  /s/ John C. Garrison                                            11/08/02
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                                                  **Signature of Reporting Person                                   Date




Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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